Exhibit 99.1
The First Bancorp Announces Fourth Quarter and 2024 Annual Results
Fourth Quarter Results Driven by Improving Net Interest Margin, Earning Asset Growth, and Core Deposit Growth

DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months and year ended December 31, 2024. Fourth quarter unaudited net income was $7.3 million, an increase of 9.0% from the fourth quarter of 2023. Earnings per share on a fully diluted basis for the fourth quarter of 2024 were $0.65, up $0.05 or 8.5% from the prior year period. For the twelve months ended December 31, 2024 unaudited net income was $27.0 million, a decrease of 8.4% from the $29.5 million reported for the twelve months ended December 31, 2023. Earnings per common share on a fully diluted basis were down $0.24 to $2.43 per share, a decrease of 8.9% from the prior year.

Fourth Quarter Notable Items:
•Total loans increased $33.7 million, an annualized growth rate of 5.9%
•Core deposits increased $33.0 million
•Net Interest Income up 7.0% from 3Q2024, and up 10.7% from 4Q2023
•Net Interest Margin increased 10 basis points from 3Q2024 and 8 basis points from 4Q2023
•Efficiency Ratio improved to 53.39%
•Quarterly shareholder dividend of $0.36 per share

CEO COMMENTS
“The First Bancorp concluded 2024 with annual earnings of $27.0 million," commented Tony C. McKim, the Company’s President and Chief Executive Officer. "While down from the prior year we are encouraged by the improvements in net interest income posted in the second half of the year, driven by a steadily increasing net interest margin. Pre-Tax, Pre-Provision (PTPP) (non-GAAP) Return on Average Assets for 2024 was 1.09% and PTPP Return on Average Tangible Common Equity was 15.12%. We experienced strong earning asset growth during the year with total loans increasing $211.5 million, or 9.9%, while maintaining favorable asset quality."
Mr. McKim continued, "Results for the fourth quarter of 2024 continued the performance improvement noted in our third quarter report. PTPP net income in the fourth quarter was $9.8 million, up $1.3 million or 15.5% from the linked quarter, with nearly all of the increase coming in net interest income, which increased $1.2 million, or 7.0%, in the fourth quarter to $17.6 million, as compared to $16.4 million earned in the third quarter. Non-interest income increased $314,000 period-to-period primarily attributable to debit card revenue. Operating expenses for the fourth quarter increased modestly from the third quarter, up $145,000 or 1.2%.
"We began the past year with a continuance of the margin contraction from 2023, and reached a low-point in the second quarter of 2024, with resulting impact on our bottom line. Through the combined effects of new asset pricing, legacy asset re-pricing, and funding cost stabilization, our net interest margin has increased in each of the past two quarters, and has led to improved net income performance. We expect this positive trend to continue with further gradual margin improvement in coming quarters. The Bank's over 280 employees continue to provide best in class service to their customers and communities. In 2024 we extended over $600 million in new loans, opened in excess of 8,200 new deposit accounts, expanded the volume and reach of our digital banking services, and saw 10% growth in assets under management at First National Wealth Management. I continue to be impressed each and every day by the commitment of our team."

FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2024
Net Income was $7.3 million, or $0.65 per diluted share, for the three months ended December 31, 2024. Results compare to the linked quarter for which net income was $7.6 million and diluted earnings per share were $0.68, with third quarter earnings having been influenced by a reverse provision to the Allowance for Credit Losses. On a PTPP basis, earnings for the fourth quarter were $9.8 million, an increase of $1.3 million or 15.5% from the linked quarter's $8.5 million. The current quarter also compares favorably to the fourth quarter of 2023, with net income up $602,000, or 9.0%, diluted earnings per share up $0.05, or 8.5%, and PTPP net income up $1.1 million, or 12.2%. Drivers of fourth quarter 2024 results are discussed in the following sections:
Net Interest Income
Net interest income was $17.6 million for the three months ended December 31, 2024, an increase of $1.2 million, or 7.0%, from the third quarter of 2024, and an increase of $1.7 million, or 10.7% from the fourth quarter of 2023. Net interest margin of 2.42% for the fourth quarter was an improvement of 10 basis points from the 2.32% margin earned in the third quarter, and an 8 basis point improvement from the 2.34% margin earned in the fourth quarter of 2023. The average tax-equivalent yield on earning assets fell 3 basis in the fourth quarter of 2024 to 5.25%, while the average cost of liability funding fell 15 basis points to 3.33%.

Provision For Credit Losses
Total provision for credit losses was $1.16 million in the fourth quarter of 2024, compared to a reverse provision of $638,000 in the third quarter, and a provision of $683,000 in the fourth quarter of 2023. The current period total consisted of a $1.25 million provision for credit losses on loans, coupled with reverse provisions of $28,000 and $54,000 for credit losses on held to maturity securities and off-balance sheet commitments, respectively. Provision for credit losses on loans increased from prior periods due to loan growth and identification in the fourth quarter of specific reserve requirements on two credits which were moved to individually analyzed status.
Non-Interest Income
Total non-interest income was $4.4 million for the three months ended December 31, 2024, up $314,000 from the third quarter. The linked quarter increase was centered in Debit Card revenue which grew $207,000 and Mortgage Banking revenue which increased $89,000. As compared to the fourth quarter of 2023, total non-interest income increased $329,000 centered in Wealth Management revenue growth of $135,000, or 11.9%, an increase in Mortgage Banking revenue of $80,000, and an increase in other operating income of $75,000.
Non-Interest Expense
Non-interest expense totaled $12.1 million for the three months ended December 31, 2024, a modest increase of $145,000 from the third quarter, and up $958,000 from the prior year period. As compared to the linked quarter, employee salaries and benefits increased $336,000 while other operating expenses decreased $225,000. The Company's efficiency ratio for the fourth quarter of 2024 was 53.39%, improved from 56.37% in the linked quarter and 54.08% a year ago.
Loans, Total Assets & Funding
Total assets at December 31, 2024 were $3.15 billion, up $205.3 million from the prior year end. Earning assets increased $211.8 million year-over-year, as loan balances grew $211.5 million, and investments declined by $19.1 million. Loan portfolio growth in 2024 was led by commercial loans which increased $141.6 million, including CRE term and construction loans which increased $68.5 million, and C&I loans which increased $50.8 million. Residential mortgage loans increased $36.0 million year-over-year, and home equity loan balances increased by $19.0 million in the same time period. The loan portfolio grew $33.7 million in the fourth quarter with growth concentrated within the CRE and residential segments.
Total deposits at December 31, 2024 were $2.73 billion, up $125.6 million or 4.8% from December 31, 2023, and up $22.5 million since September 30, 2024. Core deposits increased $81.0 million for the year centered in money market and NOW account balances, and increased $33.0 million in the fourth quarter. Borrowed funds increased $76.6 million year-to-year, principally in Federal Home Loan Bank term advances, and decreased $4.7 million in the quarter. Uninsured deposits were an estimated 18.6% of total deposits as of December 31, 2024, and 69% of uninsured deposits were fully collateralized. Available day-one liquidity was in excess of $790 million, sufficient to cover approximately 156% of estimated uninsured deposits.
ASSET QUALITY
Asset quality continues to be stable and favorable. As of December 31, 2024, the ratio of non-performing assets to total assets was 0.14%, a modest increase from ratios of 0.07% and 0.08% as of December 31, 2023 and September 30, 2024, respectively. The ratio of non-performing loans to total loans stood at 0.18%, up modestly from 0.10% a year ago and 0.11% last quarter. Net charge-offs continued to be very low ending 2024 at 0.02% of total loans, compared to 0.01% in 2023 and 0.03% in 2022. Past due loans were 0.40% of total loans as of December 31, 2024, up from 0.18% of total loans at December 31, 2023, and from 0.14% at September 30, 2024.
The allowance for loan losses stood at 1.06% of total loans as of December 31, 2024, down from 1.13% of total loans at December 31, 2023, and up from 1.04% at September 30, 2024. The provision for credit losses on loans was $1.30 million in 2024, including $1.25 million in the fourth quarter, as compared to $1.33 million and $911,000, respectively in 2023. Management considers the allowance to be at an appropriate level given the strong asset quality metrics at year-end.

CAPITAL
The Company’s capital position remained strong as of December 31, 2024, with an estimated total risk-based capital ratio of 13.21%, and an estimated leverage capital ratio of 8.47%. These compare to 13.66% and 8.61% respectively as of December 31, 2023, the modest decreases being the result of earning asset growth. The Company's tangible book value was $19.87 per share as of December 31, 2024, an increase from $19.12 a year earlier, and down from $20.27 as of September 30, 2024. The linked quarter per share decrease is attributable to an increase in unrealized losses in the Company's available for sale investments resulting from changes in market interest rates.

DIVIDEND
On December 19, 2024, the Company's Board of Directors declared a fourth quarter dividend of $0.36 per share. The fourth quarter dividend represents a payout to shareholders of 54.71% of earnings per share for the period and was paid on January 16, 2025 to shareholders of record as of January 6, 2025.

ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $3.13 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	December 31, 2024	December 31, 2023
Assets
Cash and due from banks	$27,636	$31,942
Interest-bearing deposits in other banks	22,100	3,488
Securities available for sale	274,680	282,053
Securities to be held to maturity	369,704	385,235
Restricted equity securities, at cost	7,203	3,385
Loans	2,340,940	2,129,454
Less allowance for credit losses	24,871	24,030
Net loans	2,316,069	2,105,424
Accrued interest receivable	13,976	11,894
Premises and equipment	27,855	28,684
Other real estate owned	173	—
Goodwill	30,646	30,646
Other assets	61,931	63,947
Total assets	$3,151,973	$2,946,698
Liabilities
Demand deposits	$292,255	$289,104
NOW deposits	676,107	634,543
Money market deposits	376,627	305,931
Savings deposits	265,451	299,837
Certificates of deposit	702,632	646,818
Certificates $100,000 to $250,000	225,106	251,192
Certificates $250,000 and over	187,073	172,237
Total deposits	2,725,251	2,599,662
Borrowed funds	146,278	69,652
Other liabilities	27,951	34,305
Total Liabilities	2,899,480	2,703,619
Shareholders' equity
Common stock	112	111
Additional paid-in capital	71,832	70,071
Retained earnings	222,823	211,925
Net unrealized loss on securities available for sale	(42,671)	(39,575)
Net unrealized loss on securities transferred from available for sale to held to maturity	(47)	(56)
Net unrealized gain on cash flow hedging derivative instruments	157	300
Net unrealized gain on postretirement costs	287	303
Total shareholders' equity	252,493	243,079
Total liabilities & shareholders' equity	$3,151,973	$2,946,698
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	11,155,528	11,098,057
Book value per common share	$22.63	$21.90
Tangible book value per common share	$19.87	$19.12

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the year ended		For the quarter ended
In thousands of dollars, except per share data	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
Interest income
Interest and fees on loans	$129,440	$108,274	$33,899	$33,498	$29,414
Interest on deposits with other banks	550	517	360	56	217
Interest and dividends on investments	18,842	19,383	4,740	4,733	5,191
Total interest income	148,832	128,174	38,999	38,287	34,822
Interest expense
Interest on deposits	79,411	61,004	20,300	20,118	18,620
Interest on borrowed funds	5,511	1,963	1,146	1,767	349
Total interest expense	84,922	62,967	21,446	21,885	18,969
Net interest income	63,910	65,207	17,553	16,402	15,853
Credit loss (reduction) expense	525	1,184	1,164	(638)	683
Net interest income after provision for credit losses	63,385	64,023	16,389	17,040	15,170
Non-interest income
Investment management and fiduciary income	4,963	4,654	1,274	1,232	1,139
Service charges on deposit accounts	2,048	1,887	496	511	488
Mortgage origination and servicing income	794	813	282	193	202
Debit card income	5,456	5,384	1,572	1,365	1,541
Other operating income	3,094	2,699	812	821	737
Total non-interest income	16,355	15,437	4,436	4,122	4,107
Non-interest expense
Salaries and employee benefits	24,230	21,942	6,462	6,126	5,522
Occupancy expense	3,373	3,319	841	823	825
Furniture and equipment expense	5,622	5,391	1,440	1,416	1,382
FDIC insurance premiums	2,391	1,962	629	636	533
Amortization of identified intangibles	26	26	6	7	6
Other operating expense	11,514	11,118	2,767	2,992	2,919
Total non-interest expense	47,156	43,758	12,145	12,000	11,187
Income before income taxes	32,584	35,702	8,680	9,162	8,091
Applicable income taxes	5,539	6,184	1,398	1,591	1,411
Net Income	$27,045	$29,518	$7,282	$7,571	$6,680
Basic earnings per share	$2.45	$2.68	$0.66	$0.69	$0.61
Diluted earnings per share	$2.43	$2.66	$0.65	$0.68	$0.60

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the year ended		As of and for the quarter ended
Dollars in thousands, except for per share amounts	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023

Summary of Operations
Interest Income	$148,832	$128,174	$38,999	$38,287	$34,822
Interest Expense	84,922	62,967	21,446	21,885	18,969
Net Interest Income	63,910	65,207	17,553	16,402	15,853
Credit loss (reduction) expense	525	1,184	1,164	(638)	683
Non-Interest Income	16,355	15,437	4,436	4,122	4,107
Non-Interest Expense	47,156	43,757	12,145	12,000	11,186
Net Income	27,045	29,519	7,282	7,571	6,680
Per Common Share Data
Basic Earnings per Share	$2.45	$2.68	$0.66	$0.69	$0.61
Diluted Earnings per Share	2.43	2.66	0.65	0.68	0.60
Cash Dividends Declared	1.43	1.39	0.36	0.36	0.35
Book Value per Common Share	22.63	21.90	22.63	23.03	21.90
Tangible Book Value per Common Share	19.87	19.12	19.87	20.27	19.12
Market Value	27.35	28.22	27.35	26.32	28.22
Financial Ratios
Return on Average Equity[1]	10.83%	12.59%	11.27%	11.86%	11.35%
Return on Average Tangible Common Equity[1]	12.35%	14.50%	12.81%	13.50%	13.08%
Return on Average Assets[1]	0.89%	1.03%	0.92%	0.98%	0.90%
Average Equity to Average Assets	8.19%	8.18%	8.17%	8.24%	7.92%
Average Tangible Equity to Average Assets	7.18%	7.10%	7.19%	7.24%	6.87%
Net Interest Margin Tax-Equivalent[1]	2.29%	2.49%	2.42%	2.32%	2.34%
Dividend Payout Ratio	58.44%	51.87%	54.71%	52.55%	57.38%
Allowance for Credit Losses/Total Loans	1.06%	1.13%	1.06%	1.04%	1.13%
Non-Performing Loans to Total Loans	0.18%	0.10%	0.18%	0.11%	0.10%
Non-Performing Assets to Total Assets	0.14%	0.07%	0.14%	0.08%	0.07%
Efficiency Ratio	56.66%	52.43%	53.39%	56.37%	54.08%
At Period End
Total Assets	$3,151,973	$2,946,698	$3,151,973	$3,142,563	$2,946,698
Total Loans	2,340,940	2,129,454	2,340,940	2,307,253	2,129,454
Total Investment Securities	651,587	670,673	651,587	669,076	670,673
Total Deposits	2,725,251	2,599,662	2,725,251	2,702,718	2,599,662
Total Shareholders' Equity	252,493	243,079	252,493	256,783	243,079
[1]Annualized using a 366-day basis for 2024 and a 365-day basis for 2023

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2024 and 2023.

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
Net interest income as presented	$63,910	$65,207	$17,553	$16,402	$15,853
Effect of tax-exempt income	2,780	2,644	708	717	679
Net interest income, tax equivalent	$66,690	$67,851	$18,261	$17,119	$16,532

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
Non-interest expense, as presented	$47,156	$43,758	$12,145	$12,000	$11,187
Net interest income, as presented	63,910	65,207	17,553	16,402	15,853
Effect of tax-exempt interest income	2,780	2,644	708	717	679
Non-interest income, as presented	16,355	15,437	4,436	4,122	4,107
Effect of non-interest tax-exempt income	185	176	49	45	45
Adjusted net interest income plus non-interest income	$83,230	$83,464	$22,746	$21,286	$20,684
Non-GAAP efficiency ratio	56.66%	52.43%	53.39%	56.37%	54.08%
GAAP efficiency ratio	58.75%	54.26%	55.23%	58.47%	56.05%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
Average shareholders' equity as presented	$249,786	$234,480	$257,034	$253,911	$233,405
Less intangible assets	(30,817)	(30,843)	(30,827)	(30,827)	(30,853)
Tangible average shareholders' equity	$218,969	$203,637	$226,207	$223,084	$202,552

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the years ended		For the quarters ended
In thousands of dollars	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
Net Income, as presented	$27,045	$29,518	$7,282	$7,571	$6,680
Add: credit loss (reduction) expense	525	1,184	1,164	(638)	683
Add: income taxes	5,539	6,184	1,398	1,591	1,411
Pre-Tax, pre-provision net income	$33,109	$36,886	$9,844	$8,524	$8,774

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com